Exhibit 10.24

SEPARATION AGREEMENT & GENERAL RELEASE
This Separation Agreement and General Release, dated November 19, 2020 (this “Agreement”) is entered into by and between Terrance J. Coughlin (“Executive”) and Endo Health Solutions, Inc. (the “Company”) (together with Executive, the “Parties”), a wholly-owned subsidiary of Endo International plc (“Endo”). Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement, dated December 9, 2019, by and between the Company and Executive (the “Employment Agreement”).
WITNESSETH
WHEREAS, Executive’s employment with the Company will terminate on March 1, 2021 (the “Termination Date”); and
WHEREAS, Executive and the Company have agreed to amicably end Executive’s employment with the Company in exchange for certain promises, benefits, and payments, including certain rights and responsibilities of the Parties, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the payments and benefits and mutual covenants provided herein, and intending to be legally bound, the Parties agree as follows:
Section 1.Resignation. Executive agrees that (a) effective as of November 4, 2020, Executive will no longer serve as an executive officer of the Company, (b) effective as of December 1, 2020, Executive hereby resigns from all positions as an officer, director and employee of all affiliates and subsidiaries of the Company, and (c) effective on the Termination Date, Executive hereby resigns from employment with the Company.
Section 2.Separation Payments and Benefits. In addition to the payment of any accrued but unpaid Base Salary (payable on the next payroll date following the Termination Date), earned but unpaid 2020 annual cash bonus (paid at the time annual incentive compensation is paid to other senior executives) and accrued but unused paid time off as of the Termination Date (payable on the next payroll date following the Termination Date), upon timely execution and effectiveness of the release of claims attached hereto as “Exhibit A” (the “Release”), Executive shall be entitled to receive the following payments and benefits, subject to applicable tax withholding: (a) $2,235,500 in severance, paid in a cash lump sum no later than 60 days after the Termination Date; (b) the Benefits Continuation (i.e., 24 months of continued health (including medical, dental and vision benefits) and basic life insurance coverage for Executive and Executive’s dependents in accordance with the terms of the Employment Agreement); (c) a Pro-Rata Bonus, based on actual performance and payable in a lump sum at the time such bonuses or annual incentive awards are payable to other participants on or prior to March 15, 2022 in accordance with the Employment Agreement; and (d) 12 months of outplacement services, up to a maximum cost of $9,000 (the payments and benefits in (a) through (d), together with the benefits set forth in Section 3 of this Agreement, the “Separation Benefits”). Other than the Separation Benefits, Executive shall have no rights to severance or post-employment payments or benefits under the Employment Agreement.

Section 3.Equity and Long-Term Cash Awards. In addition to the payments and benefits payable to Executive under Section 2 of this Agreement, 107,750 restricted stock units and $228,625 in long-term cash awards, in each case granted under the Endo Amended and Restated 2015 Stock Incentive Plan, will vest as of the Termination Date and be settled in accordance with the underlying award agreements as soon as practicable but no later than sixty (60) days following the Termination Date in accordance with Section 409A of the Code. Outstanding unvested performance stock units held by Executive shall vest in accordance with the underlying award agreements, pro-rata based on the period of service during the performance period through the Termination Date and shall be settled in shares of Company stock as soon as practicable but no later than sixty (60) days following the Termination Date, in accordance with Section 409A of the Code. All other equity- and cash-based awards held by Executive or on Executive’s behalf shall immediately be forfeited and cancelled without consideration as of the Termination Date, with the exception of such awards that already vested, which, together with the equity- and cash-based awards vesting hereunder, shall remain subject to their terms including pursuant to Endo’s compensation recovery policy.
Section 4.Restrictive Covenants. Executive reaffirms and agrees to comply with the covenants set forth in Sections 10 and 11 of the Employment Agreement, which shall continue in effect after the Termination Date for the time periods stated therein. Notwithstanding the foregoing, subject to the good faith approval of the Company's Chief Executive Officer which shall not be unreasonably withheld, Executive may be employed by or provide services to a unit or division of a Competing Business provided that such unit or division, on a stand-alone basis, would not be considered to be a Competing Business (the “Non-Competing Unit”) and provided further that Executive recuses himself or herself fully and completely from all Competing Business matters other than matters of the Non-Competing Unit and does not use Confidential Information for the benefit of, or share Confidential Information with any employees or other service providers of, the Competing Business.

Section 5.Permitted Disclosures. The Parties acknowledge and agree that nothing in this Agreement or any other agreement that Executive may have with the Company shall prohibit or restrict Executive from (a) voluntarily communicating with an attorney retained by Executive, (b) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the New York State Division of Human Rights or a local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (c) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (d) disclosing any information (including, without limitation, Confidential Information) to a court or other administrative or legislative body in response to a subpoena, provided that Executive first promptly notifies (to the extent legally permissible) the Company and, with respect to any subpoena on behalf of any non-governmental person or entity, uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena on behalf of any non-governmental person or entity or obtain a protective order limiting its disclosure, or other appropriate remedy, (e) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled, or (f) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company.
Section 6.Intellectual Property. Executive acknowledges and agrees that during his employment with the Company, Executive has had access to ideas, discoveries, inventions, and improvements relating to the Company’s business that have value or are protectable as intellectual property. Executive confirms that, to the extent he has not done so already, he will communicate, disclose, and transfer to Company free of all encumbrances and restrictions (and will execute and deliver any papers and take any action at any time deemed reasonably necessary by Company to further establish such transfer) all of his right, title, and interest in and to all ideas, discoveries, inventions, and improvements relating to the business of the Company created, originated, developed, or conceived of by him, solely, or jointly with others, at any time during his employment with the Company, whether or not during normal working hours. Executive agrees that all right, title, and interest in and to all such ideas, discoveries, inventions, and improvements belong solely to the Company, whether or not they are protected or protectable under applicable patent, trademark, service mark, copyright, or trade secret laws. Executive agrees that all work or other material containing or reflecting any such ideas, discoveries, inventions, or improvements shall be deemed work made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C. § 101. Such transfer shall include all patent rights, copyrights, trademark and service mark rights, and trade secret rights (if any) to such ideas, discoveries, inventions, and improvements in the United States and in all other countries. Executive further agrees, at the expense of the Company, to take all such reasonable actions and to execute and deliver all such assignments and other lawful papers relating to any aspect of the prosecution of such rights in the United States and all other countries as Company may request at any time during his employment or after.

Section 7.Acknowledgments. Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; he is entering into this Agreement, including any releases and covenants set forth herein, knowingly, freely, and voluntarily in exchange for good and valuable consideration to which he is not otherwise entitled; and he has been advised to consult with an attorney before executing this Agreement.
Section 8.Governing Law and Choice of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any choice of law rules (except for those calling for application of Delaware law). The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remainder hereof shall not in any way be affected or impaired thereby.
Section 9.Entire Agreement. This Agreement supersedes and cancels all agreements, arrangements and understandings with respect to the subject matter thereof, including the Employment Agreement (other than Sections 9, 10, 11, 12, 13, 14(a), 14(c), 14(d), 14(e), 14(f), 14(g) and 14(h) thereof) and any equity- and cash-based incentive agreements Executive is party to under the Endo Amended and Restated 2015 Stock Incentive Plan, other than as specified in this Agreement; provided, however, the contribution retention bonus arrangement dated August 1, 2019, shall remain in effect in accordance with its terms. For the avoidance of doubt, Executive shall not be eligible to receive any long-term incentive compensation awards after the date of this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

ENDO HEALTH SOLUTIONS INC.

By:	/S/ BLAISE COLEMAN
Name:	Blaise Coleman
Title:	President & Chief Executive Officer

EXECUTIVE

By:	/S/ TERRANCE J. COUGHLIN
Name:	Terrance J. Coughlin

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made by and between Terrance J. Coughlin (“Executive”) and Endo Health Solutions, Inc. (the “Company”).

1.    FOR AND IN CONSIDERATION of the Separation Benefits (as defined in the Separation Agreement and General Release, dated November 19, 2020, entered into by and between Executive and the Company), Executive, for Executive, his or her successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date Executive executes the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, Executive Order 11246, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, the New York State Human Rights Law, the New York Labor Law and the New York Civil Rights Law and/or the applicable state or local law or ordinance against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) any
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rights Executive may have under any applicable general liability and/or directors and officers insurance policy maintained by the Company; (d) the Separation Benefits; (e) Executive’s ability to bring appropriate proceedings to enforce the Release; and (f) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees. Executive acknowledges and agrees that Executive has not raised to the Company any allegations of discrimination in connection with Executive’s employment with the Company.

2.    Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has forty-five (45) calendar days following the Termination Date to consider the Release although Executive may sign it sooner if Executive wishes, but in any case, not prior to the Termination Date. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: Human Resources Department, 1400 Atwater Drive, Malvern, PA 19355. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company (the “Effective Date”), assuming that Executive had not revoked Executive’s consent to the Release prior to such date. If Executive does not execute the Release within forty-five (45) calendar days after the Termination Date, or if Executive executes and subsequently revokes the Release, Executive shall forfeit all rights he may have to receive the Separation Benefits.

3.    It is understood and agreed by Executive that any payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

4.    The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

5.    The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of
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business, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
6.    The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

7.    The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year provided below.
IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

ENDO HEALTH SOLUTIONS INC.	Terrance J. Coughlin

Dated:	Dated:

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